SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	October 18, 2002

SEITEL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)
0-14488	76-0025431
(Commission File Number)	(IRS Employer Identification No.)

10811 S. Westview Circle
Building C, Suite 100
Houston, Texas	77043
(Address of Principal Executive Offices)	(Zip Code)

(713) 881-8900
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

          This 8-K is being filed in connection with Seitel, Inc. reaching an agreement effective as of October 15, 2002 with its Senior Noteholders to extend the terms of Seitel's previously announced standstill agreement. Under the terms of the extension, the Senior Noteholders agreed to forebear from exercising any rights and remedies they have against Seitel related to previously reported events of default under the Senior Note Agreements.

          The standstill agreement will terminate prior to December 2, 2002, among other things, in the event of a default by Seitel under the standstill agreement or any subsequent default under the existing Senior Note Agreements, or a default in the payment of any non-excluded debt of $5,000,000 or more. The standstill agreement will also terminate in the event of the termination or expiration of Seitel's existing term or revolving credit lines with the Royal Bank of Canada, or after five business days written notice from Noteholders owning a majority in interest of the outstanding principal amount of the Notes. Negotiations towards a long-term modification of Seitel's Senior Note Agreements are continuing.

          The foregoing description of the Second Standstill and Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Standstill and Amendment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

          A copy of the press release announcing the execution of the Second Standstill and Amendment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit 10.1

Second Standstill and Amendment Agreement, dated as of October 15, 2002, by and among Seitel, Inc., various of its subsidiaries parties thereto and those Senior Noteholders of Seitel, Inc. parties thereto.

	Exhibit 99.1	Press release of Seitel, Inc., dated October 18, 2002.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SEITEL, INC.

Date:	October 29, 2002	By:	/s/ Fred S. Zeidman

		Name:	Fred S. Zeidman
		Title:	Chairman of the Board

EXHIBIT INDEX

Exhibit		Page

10.1	Second Standstill and Amendment Agreement, dated as of October 15, 2002, by and among Seitel, Inc., various of its subsidiaries parties thereto and those Senior Noteholders of Seitel, Inc. parties thereto.	5
99.1	Press release of Seitel, Inc., dated October 18, 2002.	50